Exhibit 1.2

Bylaws of Board of Directors	Rule No. 1

Article 1: (Purpose)

The Board of Directors of Takeda Pharmaceutical Company Limited (the “Company”) shall comply with the bylaws unless otherwise prescribed by the applicable laws and ordinances, or the Articles of Incorporation.

Article 2: (Meetings)

Meetings of the Board of Directors shall be convened by the Chairman of the Board of Directors.

(2)   In the event the office of the Chairman of the Board of Directors is vacant or he/she cannot take an action due to some impedance, another director shall serve in an order of precedence which is determined in advance by the Board of Directors.

(3)   Convocation notice of a meeting shall be dispatched to each director at least three (3) days prior to the scheduled date of the meeting. Notwithstanding, this period may be shortened in cases of emergency.

(4)   Convocation procedures may be omitted in the convocation of a meeting of the Board of Directors when the unanimous consent of all directors is obtained.

(5)   To request convocation of a meeting of the Board of Directors, a director shall submit to the Chairman of the Board of Directors a document in writing setting forth the matters that are the object of the meeting.

(6)   Notwithstanding the provisions of Paragraph 1, 2 and 5 of this Article, the Audit and Supervisory Committee Member selected by the Audit and Supervisory Committee may convene the meetings of the Board of Directors, subject to the manner stipulated in Paragraph 3 of this Article.

Article 3: (Chair)

The Chairman of the Board of Directors shall serve as the Chair for meetings of the Board of Directors.

(2)   In the event the office of the Chairman of the Board of Directors is vacant or he/she cannot take an action due to some impedance, Paragraph 2 of Article 2 shall apply mutatis mutandis.

Article 4: (Time and place of meeting)

Meetings of the Board of Directors shall be held at least once every 3 months and at least 6 times a year, and shall be held on an as-needed basis.

(2)   Meetings of the Board of Directors shall in principle be held at the Osaka head office or the Tokyo head office. However, meetings may be held at any other place when necessary.

Article 5: (Meeting via video conferencing and telephone conferencing)

Meetings of the Board of Directors may be conducted by making use of video conferencing systems and/or telephone conferencing systems.

Article 6: (Matters to be resolved by the Board of Directors

The matters listed as “Board Resolution Matters” in the Attachment 1 “List of the Board Resolution Matters, Board Reporting Matters, and procedures and other rules to submit them to the Board of the Directors’ meeting” shall be resolved by the Board of Directors.

Bylaws of Board of Directors	Rule No. 1

Article 7: (Resolution procedures)

Resolutions of the Board of Directors shall require a majority vote of the attending directors at a meeting under the presence of the majority of the directors.

(2)   Directors with special interests in matters to be resolved as provided for in Paragraph 1 of Article 7 are prohibited from participating in resolutions. In such circumstances, the number of directors provided for in Paragraph 1 of Article 7 shall not include the number of the said interested directors.

Article 8: (Resolution in writing)

Notwithstanding the provisions of Article 7, the Board of Directors shall be deemed to have taken a resolution regarding a matter to be resolved by the Board of Directors when all directors express consent in written or electronic form.

Article 9: (Reporting on the execution of duties)

Executive Directors shall report to the Board of Directors regarding the status of the execution of their duties. The matters listed as “Board Reporting Matters” in the Attachment 1 “List of the Board Resolution Matters, Board Reporting Matters, and procedures and other rules to submit them to the Board of the Directors’ meeting” shall be reported to the Board of Directors.

(2)   Executive Directors may cause other directors or employees to furnish reports pursuant to the preceding paragraph.

(3)   Directors engaging in any of the transactions stipulated in each item of Paragraph 1, Article 356 of the Companies Act shall report material facts with respect to said transaction to the Board of Directors without delay.

Article 10: (Written reports)

Reporting to the Board of Directors shall not be required in the event that a director or accounting auditor notifies all directors in writing of matters to be reported to the Board of Directors.

(2)   The provisions of Paragraph 1 of Article 10 shall not apply to reports on the status of execution of duties by directors pursuant to Paragraph 2, Article 363 of the Companies Act.

Article 11: (Attendance of advisors, counselors and employees)

The Chair may, when necessary, request the attendance of consultants and/or advisors and seek their opinions.

(2)   The Chair may, when necessary, cause employees to attend as observers.

Article 12: (Minutes of the Board of Directors’ meeting)

The minutes of the Board of Directors’ meeting shall be prepared outlining the course of discussions, results and other necessary matters with respect to the agenda. The directors present shall put their seals on their typewritten name. The said minutes shall be kept at the Osaka head office for a period of 10 years.

(2)   In the event that a resolution is deemed to have been taken by the Board of Directors pursuant to Article 8, and in the event that actual reporting at the Board of Directors’ meeting is not required as written report has been delivered pursuant to Article 10, minutes shall be prepared noting the nature of said matters or other necessary matters and shall be kept at the headquarters for a period of 10 years.

Bylaws of Board of Directors	Rule No. 1

Article 13: (Secretariat for the Board of Directors)

Japan Legal shall serve as the Secretariat for the Board of Directors and shall arrange and coordinate agenda for the meeting and the matters to be resolved by and to be reported to the Board of Directors, dispatch the convocation notice, prepare the draft minutes of the Board Directors’ meeting and keep the minutes and provide other secretarial services.

(2)   Details with respect to Paragraph 1 of Article 13 shall be prescribed in the Attachment 2.

Article 14: (Amendment)

The text of these bylaws and the columns of “Board Resolution Matters” and “Board Reporting Matters” in the Attachment 1 may be amended by resolution of the Board of Directors. The other columns in the Attachment 1, and the Attachment 2 may be amended by the decision of Global General Counsel (“GGC”).

(2)   In the case referred to in the second sentence of the preceding paragraph, the amendment may be reported with documents to the Board of Directors when deemed necessary by GGC.

Resolution at Board of Directors	Enacted 1951.11.30	Implemented 1951.11.30

Name of Company Regulation	Rule No. 1	Bylaws of Board of Directors
Amendment date	Effective date	Amendment date	Effective date
1969.5.11	1969.5.11
1975.5.28	1975.5.28
1977.1.27	1977.1.27
1982.9.29	1982.10.1
1986.11.1	1986.11.1
1995.4.1	1995.4.1
1996.10.1	1996.10.1
1997.7.1	1997.7.1
1998.7.1	1998.6.26
2001.12.26	2001.10.1
2002.8.27	2002.9.1
2004.4.1	2004.4.1
2005.3.30	2005.3.30
2005.4.27	2005.4.27
2007.5.18	2007.6.1
2009.8.1	2009.8.1
2009.10.30	2009.11.1
2015. 4. 1	2015. 4. 1
2016. 4. 1	2016. 4. 1
2016.6.29	2016.6.29
2017.11.1	2017.6.28

Attachment 1	No. 1

List of the Board Resolution Matters, Board Reporting Matters, and procedures and other rules to submit them to the Board of the Directors’ meeting

[Note] In this manual, the “Board Resolution Matters” means the matters to be decided by the resolution of the Board of Directors, and the “Board Reporting Matters” means matters to be reported to the Board of Directors

2017.6.28
Board Resolution Matters		Items and matters to be submitted to the Board for its resolution	Notes
1.	Important management policies and business plans (Article 399-13:1:1: a of the Companies Act)
(1) Establishment of and amendment to “Corporate Philosophy of Takeda” for the Takeda Group a. Takeda-ism b. Mission and Vision c. Values
	(2) Matters with regard to lines of authority and responsibility and corporate governance in the Takeda Group		1. The modification of T-MAP shall be submitted to the Board for its resolution pursuant to this Item 1(2) (excluding minor matters stipulated in T-MAP).
	(3) Medium and long-term strategies of all companies a. Corporate strategy b. Therapeutic Area (“TA”) strategy		1. TA strategy includes reviews and change of the core TA franchise and entry into new businesses.
	(4) Companywide plans a. Medium and long-term plans b. Annual plans		Companywide plans include the plan for profit/loss, asset, funding and human

Directors or heads of relevant divisions identified based on the roles & responsibilities or the operating structure articulated in Takeda Group’s Management Policy (T-MAP) shall be the proponents for each proposal or report.

Each TET (TET means the member of Takeda Executive Team. The same applies hereinafter.) may have his/her subordinate department heads propose/report the Board resolution/reporting matters of the organizations supervised by him/her, when he/she judged as necessary or appropriate.

No. 2

	Board Resolution Matters	Items and matters to be submitted to the Board for its resolution	Notes
2.	Basic policy for internal control systems in the Takeda Group	(Omitted)	1. Amendment to basic policy regarding the structure of internal control systems shall be submitted to the Board for its resolution.
(Article 399-13:1:1:b/c of the Companies Act, Article 110-4:1 and 2 of the Ordinance for Enforcement of the Companies Act)

2.  Internal control systems include the following. Their creation, modification, or elimination and progress shall be resolved by or reported to the Board as warranted by the degree of importance and necessity.

(1) Systems necessary for ensuring the appropriateness of the operations of the company and of the Takeda Group
① Systems regarding the retention and management of information related to the execution of duties by the company’s directors
② Systems of reporting to the company of matters related to the execution of duties by a subsidiary’s directors, etc.
③ Rules and other systems regarding the management of risk of loss in the Takeda Group
④ Systems to ensure effective execution of duties by directors, etc. in the Takeda Group
⑤ Systems to ensure that directors, etc. and employees in the Takeda Group comply with the laws and regulations, and the company’s Articles of Incorporation in executing their duties

No. 3

Board Resolution Matters	Items and matters to be submitted to the Board for its resolution	Notes
(2) Matters necessary for the execution of duties by Audit and Supervisory Committee
① Matters regarding directors and employees who should support the duties of Audit and Supervisory Committee
② Matters related to independence of directors and employees in the above ① from other directors (excluding directors who are also Audit and Supervisory Committee Members)
③ Matters to ensure effectiveness of the directions to directors and employees in the above ① from Audit and Supervisory Committee
④ Systems regarding the reporting to Audit and Supervisory Committee
⑤ Systems to ensure that those who report pursuant to the above ④ shall not be at a disadvantage by the reason of performing said reporting

⑥  Matters related to the processing of expenses or debt which accompany the execution of duties by Audit and Supervisory Committee Members, including the procedures of advance payment or repayment which accompany the said execution of duties

⑦ Other systems to ensure effective implementation of audit by Audit and Supervisory Committee

No. 4

Board Resolution Matters		Items and matters to be submitted to the Board for its resolution	Notes

3.  With regard to the above 2. (1), formulation, abolishment and material modification of important Global Policies etc. which relates to this Item 2 (Global Policies mean those applied to employees of three or more TET organizations), e.g. “Takeda Global Code of Conduct,” “Global Risk Management Policy,” and “Group Internal Audit Charter” shall be submitted to the Board for its resolution (material modification refers to a modification which substantially alters the systems listed in the above 2. (1), and excludes minor modifications such as updates, etc. which do not entail substantial changes).

4.  Formulation and modification (excluding minor ones) of “Rules of Audit and Supervisory Committee’s Audit, etc.” which stipulates the matters falling under the above 2. (2) shall be submitted to the Board for its resolution.

3.	Course and Policy for the important legal disputes including the litigation of the company and subsidiaries		1. Global General Counsel (“GGC”) shall determine materiality.

No. 5

Board Resolution Matters		Items and matters to be submitted to the Board for its resolution	Notes
4.	Important matters with respect to organizations, and internal regulations and rules, etc.

(1)   Important organizational changes

a.   New establishment, modification and elimination of the organizations led by the officers at the first layer from the perspective of President & Chief Executive Officer (“President & CEO”), and Group Internal Audit

b.  New establishment, modification and abolishment of Business Review Committee (“BRC”), Portfolio Review Committee (“PRC”), Audit, Risk and Compliance Committee (“ARCC”), management advisory boards or other similar institution, organizations

1.  “Modification and elimination” refer to elimination and material modification similar in nature to new establishment or elimination. Organizational changes also involve modifications to T-MAP and are to be submitted as a single package.

No. 6

Board Resolution Matters	Items and matters to be submitted to the Board for its resolution	Notes

(2)   Formulation, modification and abolishment of following internal regulations and rules

a.   Bylaws of Board of Directors (excluding a part of Attachments)

b.  Company Shares, etc. Handling Rule

c.   Internal Audit Rule

1.  The formulation, modification and abolishment of internal regulations and rules shall in principle be attached to the minutes as attachment.

2.  “Modification to the internal regulations and rules” does not include editorial changes etc. of negligible importance.

d.  Bylaws of Business Review Committee (excluding a part of Attachments)

e.   Bylaws of Portfolio Review Committee (excluding a part of Attachments)

f.   Bylaws of Audit, Risk and Compliance Committee (excluding a part of Attachments)

g.  Rule for the Director Candidate Selection etc.

h.  Nomination Committee Regulations

i.   Compensation Committee Regulations

(3) Appointment of committee members of Nomination Committee and Compensation Committee

1.  Based on Nomination Committee Regulations and Compensation Committee Regulations, committee members of Nomination Committee and Compensation Committee shall be appointed at the meeting of the Board of Directors held after the Ordinary General Meeting of Shareholders in June every year, in principle.

No. 7

Board Resolution Matters		Items and matters to be submitted to the Board for its resolution	Notes
5.	Assignment or acceptance of transfer of businesses, and reorganization of the company

(1)   Assignment of all or material part of businesses or entire acceptance of transfer of businesses (excluding summary assignment or acceptance of transfer of businesses)

    (Article 467 of the Companies Act)

1.  Counterparty, purpose, execution date and other contractual terms and conditions of assignment or receipt

2.  A statement that it is subject to a special resolution of the General Meeting of Shareholders

1.  Under Article 467 of the Companies Act, the following require special resolutions of a General Meeting of Shareholders.

(1)   Assignment of all businesses

(2)   Assignment of a material part of businesses (the book value of the assigned assets is in excess of 1/5 of the company’s gross assets)

(3)   Acceptance of all businesses of another company (including foreign companies and other incorporated entities) when the counter value for assignment is in excess of 1/5 of the company’s net assets

2.  In the case where summary procedures may be taken (if the counterparty company is a specially controlled company pursuant to Article 468:1 of the Companies Act (company, etc. holding 90% or more of the total number of shareholder voting rights)), a resolution of a General Meeting of Shareholders is not required.

3.  Note that notifications may be required to be filed with the Japan Fair Trade Commission pursuant to Article 16 of the Antimonopoly Law.

No. 8

Board Resolution Matters	Items and matters to be submitted to the Board for its resolution	Notes
(2) Reorganization of the company (excluding simplified reorganization, summary reorganization) (Article 783:1, Article 795:1 and Article 804 of the Companies Act)

1.  A special resolution of a General Meeting of Shareholders is in principle required for all mergers, corporate splits and share swaps.

2.  A resolution of a General Meeting of Shareholders is not required for summary reorganizations (the counterparty company is a specially controlled company) or the simplified reorganizations described below.

① Merger (excluding simple merger) ② Corporate split (excluding simple new establishment split, simple absorption-type split) ③ Share swap (excluding simple share swap)	1. Major terms and conditions of merger contract 2. Major terms and conditions of split plan or split agreement 3. Major terms and conditions of share swap contract

(1)   In the event that the company is the surviving company of an acquisition and merger, is the successor company of an absorption-type split or becomes a full parent company as a result of a share swap, and the counter value for the merger or other reorganization paid by the company and calculated as the number of shares delivered multiplied by the net assets per share plus the book value of any non-stock assets delivered is no more than 20% of the net assets of the company. Notwithstanding, this shall not apply in the event of a variance loss as a result of the reorganization.

(2)   In the event that the company is the split company in an absorption-type split or new-establishment split and the book value of the assets of the company succeeded to by the successor company is no more than 20% of the company’s gross assets.

3.  Registration is required as the surviving company, non-surviving company or newly established company of a merger, as the split company, successor company or newly established company of a corporate split and as the full parent company of a share swap.

4. Note that notifications may be required to be filed with the Japan Fair Trade Commission pursuant to Article 15 and Article 15-2 of the Antimonopoly Law.

No. 9

Board Resolution Matters		Items and matters to be submitted to the Board for its resolution	Notes
6.	Matterswith material impact on stock
	(1) Issuing of subscribed stock in the company (restricted to favorable issuance) (Article 199:3 of the Companies Act)	(Omitted)

1.  Advantageous issuing to third parties requires a special resolution of a General Meeting of Shareholders.

2.  Subscription details are found in Article 199:1 of the Companies Act

3.  This is a registration item.

4.  Issuing of company stocks in association of the stock acquisition rights does not require the resolution of the Board of Directors.

(2)   Issuing of subscribed stock acquisition rights in the company or bonds with stock acquisition rights in the company (restricted to favorable issuance) (Article 238:3 and Article 248 of the Companies Act)

(Omitted)

1.  Advantageous issuing to third parties requires a special resolution of a General Meeting of Shareholders.

2.  Subscription details are found in Article 238:1 of the Companies Act (see Item 6 of said paragraph for bond with stock acquisition rights).

3.  This is a registration item.

	(3) Acquisition of treasury stock authorized in the Articles of Incorporation (Companies Act: Article 459; Articles of Incorporation: Article 29)	1. Reasons purchase is required 2. Class of shares to be acquired 3. Number of shares to be acquired 4. Total acquisition price	1. Total acquisition price is governed by the funding restrictions in Article 461 of the Companies Act.
	(4) Nomination of shareholder registry manager and place of business (Article 123 of the Companies Act, Article 9 of the Articles of Incorporation)	(Omitted)	1. The company has already made a selection, but any modification will require a resolution. 2. This is a registration item.

No. 10

Board Resolution Matters		Items and matters to be submitted to the Board for its resolution	Notes
7.	Important matters with respect to the shareholders of the company

(1)   Convention of General Meetings of Shareholders

    (Article 298 of the Companies Act, Article 63 of the Ordinance for Enforcement of the Companies Act, Article 11 and Article 13 of the Articles of Incorporation)

1.  Date, time and place of convention

2.  Objects of a General Meeting of Shareholders

3.  Other matters with respect to the convention of General Meetings of Shareholders to be determined by the Board of Directors pursuant to applicable laws and ordinances or the Articles of Incorporation

1.  Ordinary practice is to submit the convention of the General Meeting of Shareholders together with the proposed agenda ((2)) as a single package. As an exception, the draft agenda may be resolved in advance on its own.

2.  The Ordinary General Meeting of Shareholders is to be submitted to the meeting of the Board of Directors in May each year for its resolution.

(2) Decision of the proposed agenda for a General Meeting of Shareholders
(3) Payment of interim dividends (Article 454:5 of the Companies Act)

1.  Intention to pay interim dividend

2.  Total value of interim dividend

3.  Dividend per share

4.  Allocation to earnings reserves

5.  Effective date and payment commencement date for payment claim rights

1. Resolution not to pay interim dividend, if applicable. (Not a statutory requirement) 2. This agenda item shall be submitted to the Board for its resolution together with the 2nd quarter accounts.
8.	Final accounts and 2nd quarter accounts for the company
	(1) Financial statements, business reports and supplementary schedules (Article 436 of the Companies Act)	(Omitted)

1.  Audit and Supervisory Committee and accounting auditors shall audit the financial statements and supplementary schedules, and Audit and Supervisory Committee shall audit the Business Report and supplementary schedules. The audited documents shall be submitted to the Board for its resolution.

2.  They are not required to submit to the Board for its resolution prior to submission to Audit and Supervisory Committee and accounting auditors.

No. 11

Board Resolution Matters		Items and matters to be submitted to the Board for its resolution	Notes
	(2) Consolidated financial statements (Article 444 of the Companies Act)	(Omitted)

1.  Consolidated financial statements audited by Audit and Supervisory Committee and accounting auditors shall be submitted to the Board for its resolution.

2.  They are not being required to submit to the Board for its resolution prior to submission to Audit and Supervisory Committee and accounting auditors.

3.  Approved consolidated financial statements shall be furnished to shareholders by attachment to the notice of the Ordinary General Meeting of Shareholders. They shall also be submitted and furnished at the General Meeting and the General Meeting shall hear reports on the details and audit findings.

	(3) Provisional financial statements (Article 441 the Companies Act)	(Omitted)
	(4) 2nd quarter accounts		1. The Board of Directors meeting to approve the 2nd quarter accounts shall also resolve the payment of an interim dividend.
9.	Matters with respect to the directors of the company
(1) Appointment and dismissal of representative directors, Chairman of the Board and President (Article 399-13:1:3 of the Companies Act; Article 25 and Article 26 of the Articles of Incorporation)

1.  The name and address of the representative director are registration items. Pay attention to changes of address.

2.  Ordinary practice for such proposals is to be submitted to a meeting of the Board of Directors held immediately after an Ordinary General Meeting of Shareholders.

3.  Generally, when such proposals are submitted, there may also be changes in director responsibilities ((2)).

4.  For dismissals, the director constitutes a special interested party.

No. 12

Board Resolution Matters	Items and matters to be submitted to the Board for its resolution	Notes
(2) Selection and dismissal of executive directors, decisions on retention and dismissal of directors as employees and duties of directors (Article 363:1:2 of the Companies Act)

1.  “Executive Director” refers to a director other than the representative director nominated as a director to execute operations pursuant to a resolution of the Board of Directors.

2.  For dismissals, the director constitutes a special interested party.

3.  Director responsibilities are ordinarily determined at a meeting of the Board of Directors held immediately after an Ordinary General Meeting of Shareholders and may be changed due to the retention or dismissal of directors as employees.

(3) Approval of competitive transactions by directors (Article 356:1:1 and Article 365 of the Companies Act)

1.  Name and address of counterparty company

2.  Businesses engaged in by counterparty company

3.  Capital and gross assets of counterparty company

4.  Shareholding relationships, contractual relationships etc. with the company

5.  Business capacity, sales results, sales territories and primary purchasers for each category of product sold by the counterparty company

1.  For a director to concurrently serve as a director or employee of another company and engage in transactions belonging to the business categories of the company, all material facts regarding the transaction must be disclosed and approval must be received from the Board of Directors (Article 356:1:1 and Article 365 of the Companies Act). After-the-fact reports must also be furnished to the Board of Directors (Article 365:2 of the law).

No. 13

Board Resolution Matters	Items and matters to be submitted to the Board for its resolution	Notes
6. Titles and responsibilities in the counterparty company 7. Scheduled date of appointment and term of office 8. Reasons concurrent service is required

2.  Administration shall in principle be conducted as described below in consultation and coordination with relevant business units.

(1)   Prior approval must be obtained for appointment as a representative director or director with executive title of a counterparty company other than a wholly-owned subsidiary (this includes concurrent service). Notwithstanding, this shall not apply when the director is clearly not involved in business activities.

(2)   This shall not apply when the counterparty company is in wholesaling or retailing as the business category is not the same.

(3)   Approvals when the counterparty company is a supplier of the company shall be determined on a case-by-case basis.

(4)   If approved, reports shall be furnished at least once per half year.

(5)   After a director of the company receives approval and is appointed a representative director or director with executive title of a counterparty company, he shall report termination of his position as a representative director or director with executive title of the counterparty during his term of office or any other material changes taking place during his term of office.

3. The director constitutes a special interested party.

No. 14

Board Resolution Matters	Items and matters to be submitted to the Board for its resolution	Notes
(4) Approval of conflict-of-interest transactions by directors	1. Details of transaction (timing, method, value etc.)	1. This is approval for personal transactions (including indirect transactions).
(Article 356:1:2 and 3, Article 365 of the Companies Act)		2. Personal transaction refers to a transaction with the company when the director transacts as an individual or as a representative of another company. For example:
(1) Personal loans of funds to the director
(2) Leasing or assignment of real estate to the director as an individual or leasing or receiving assignment of real estate from the director as an individual
(3) Entering into contracts with the company when the director represents another company

3.  Indirect transactions refer to conflicts of interest between the company and director with respect to the personal obligations of the director or the obligations of a company for which the director serves as representative director or a director with executive title, for example guarantees, underwriting of obligations or provision of collateral.

4.  With regard to 2 above, formulation and modification (excluding minor ones) of internal regulations and rules by which the company should be in a transactional relationship with each director, e.g. “Policy on Managerial Employee Compensation” and “Regulations with regard to Executive Housing Management” shall be submitted to the Board for its resolution pursuant to this Item 9(4).

No. 15

Board Resolution Matters	Items and matters to be submitted to the Board for its resolution	Notes
5. Wholly-owned subsidiaries are excluded from 2 and 3 above.

6.  There is also an obligation to report to the Board of Directors upon the conclusion of personal transactions (including indirect transactions). The director shall therefore report that the transaction was carried out as approved by the Board of Directors after the completion of the transaction.

7.  After a director of the company receives approval and is appointed a representative director or director with executive title of a counterparty company, he shall report termination of his position as a representative director or director with executive title of the counterparty during his term of office or any other material changes taking place during his term of office.

8. The director constitutes a special interested party.

9.  In case directors other than directors who are also the Audit and Supervisory Committee Members separately obtain approval for conflict-of-interest transactions from Audit and Supervisory Committee prior to implementing the said conflict-of-interest transactions, provision of presuming to have neglected duties of directors who agreed to the resolution of the Board shall not be applied even when the company incurs damage by the said conflict-of-interest transactions (Article 423:3 and 4 of the Companies Act).

No. 16

Board Resolution Matters		Items and matters to be submitted to the Board for its resolution	Notes
(5) Modification of director remuneration system and remuneration and bonus distribution

1.  The total amount of remunerations for directors who are the Audit and Supervisory Committee Members and other directors is approved by the General Meeting of Shareholders separately (Article 361:2 of the Companies Act). Specific distributions of the former directors are determined by consultations among directors who are the Audit and Supervisory Committee Members, and those of the latter directors are resolved by the Board of Directors. The General Meeting of Shareholders approves the amounts available for bonuses for directors who are not the Audit and Supervisory Committee Members, but specific distributions to individual directors are determined by the Board of Directors.

(6) Determination of the contents of stock compensation provided to directors
(7) Conclusion of liability restriction contracts with non-executive directors (Article 427 of the Companies Act, Article 27:2 of the Articles of Incorporation)

1.  Non-executive directors shall mean the directors other than the “Executive Director, etc.” stipulated in Article 2:15: a of the Companies Act.

2.  Ordinary practice is for such proposals to be submitted to a meeting of the Board of Directors held immediately after an Ordinary General Meeting of Shareholders in which outside directors/corporate auditors are elected.

10.	Other matters to be determined by the Board of Directors pursuant to applicable laws and ordinances or the Articles of Incorporation

No. 17

Board Resolution Matters		Items and matters to be submitted to the Board for its resolution	Notes
11.	Other especially important business execution matters in the company or in subsidiaries		1. Especially important business execution matters in addition to matters listed in each of the preceding items shall be submitted to the Board for its resolution.
2. Whether or not a matter is “especially important” in 1 above shall be determined by one of the following standards.
(1) The amount per proposal is at least 1,000 Oku yen (excluding the investment or loan (borrowing) between the company and subsidiaries).

(2)   It is acknowledged that the implementation of the applicable matter will have (i) material effect on reputation or evaluation of the company and of subsidiaries; or (ii) material effect on stakeholders thereof (including corporate acquisition and transfer of business that significantly alter the direction of the business of the company and of subsidiaries, and establishment and withdrawal of prioritized bases, etc.).

(3)   It is acknowledged that the matter will have long-term material effect on the future business of the company and of subsidiaries, etc. (including long-term collaboration, etc. with a large-scale research institution, etc.).

No. 18

Board Resolution Matters		Items and matters to be submitted to the Board for its resolution	Notes

3.  The judgment of 2. (2) and (3) above shall be made by the BRC (or the Head of Corporate Strategy), PRC (or Chief Medical & Scientific Officer (“CMSO”)), or ARCC (or GGC) to which the matter is presented. In case the Head of Corporate Strategy or CMSO is to make a judgment, they shall consult with GGC.

4.  In case that the material matters related to the progress of the matters approved by the Board (including the termination, cancellation or discontinuance, delay and problem occurrence, etc. of the said matter) occur after the said approval by the Board, the contents thereof shall be promptly reported to the Board.

12.	Other matters deemed necessary by Board of Directors

No. 19

Board Reporting Matters		Items and matters to be reported to the Board of Directors	Notes
1.	Regular reporting items
(1) CEO Report
(2) Consolidated Financial Results Summary Report

1.  Monthly sales, profits, profit/loss and financial position such as main expenditures, etc. and earnings forecast

2.  Outline and matters of note with respect to the operations of individual business units

3.  (1st quarter/ 3rd quarter) Contents of disclosure of quarterly financial reports

1.  Summary of financial reports after the last Board meeting (including summaries of status of business operations in individual Divisions, etc.) and earnings forecast are in principle to be reported at each Board meeting.

2.  The contents of disclosure of quarterly financial reports shall be reported as well in the Board meetings held immediately after the 1st quarter and the 3rd quarter (The contents of final accounts and 2nd quarter accounts shall be proposed in accordance with the resolution matters 8. (1) and (2), and 8. (4) respectively).

	(3) Decision status of BRC		1. Summary of decision status of BRC after the last Board meeting is in principle to be reported at each Board meeting.
2. Matters deemed necessary by the Head of Corporate Strategy are to be reported separately.
	(4) Decision status of PRC		1. Summary of decision status of PRC (including the status of research and development) after the last Board meeting is in principle to be reported at each Board meeting.
2. Matters deemed necessary by CMSO are to be reported separately.
	(5) Decision status of ARCC		1. Summary of decision status of ARCC after the last Board meeting is in principle to be reported at each Board meeting.
2. Matters deemed necessary by GGC are to be reported separately.

No. 20

Board Reporting Matters		Items and matters to be reported to the Board of Directors	Notes
	(6) Report on important personnel affairs, etc.		1. Following important personnel affairs, etc. approved by President & CEO after the last Board meeting are in principle to be reported at each Board meeting.
(1) Appointment, dismissal and transfer of the officers at the first layer from the perspective of President & CEO and Head of Group Internal Audit
(2) Appointment and dismissal of Corporate Officers

(3)   Appointment of company advisors and counselors (“Advisors” means full-time advisors, special advisors, management advisors, scientific advisors, legal advisors, or business advisors who are specified in the Regulation with regard to the appointment and retention of advisors)

2.	Matters with respect to insider trading regulations pursuant to the Financial Instruments and Exchange Act.		1. Modification of Policy on Insider Information Management shall be reported pursuant to this Item 2 (excluding minor modification such as correction of wording, etc.)

2.  Matters found in the “List of Material Facts etc.” attached to the above-mentioned Policy (excluding those falling under negligibility standards) that do not constitute the matters to be resolved by or reported to the Board shall be reported by the person responsible for the Division with jurisdiction as noted in the list.

No. 21

Board Reporting Matters		Items and matters to be reported to the Board of Directors	Notes
3.	Material matters with respect to legal action, litigation and external affairs		1. Report an outline of material matters with respect to lawsuits, arbitration suits, Fair Trade Commission issues and criminal cases etc.
4.	Other material matters similar to Board resolution matters		1. The mattes reported shall include the report made pursuant to the Note 4 of the Board Resolution Matter 11.

Attachment 2

Detail of Secretariat duties

Chapter 1: Resolution by and Report to the Board Directors

1. Notification of the Board Resolution Matters and Board Reporting Matters

The relevant divisions shall notify Global General Counsel of the Board Resolution Matters and Board Reporting Matters attaching explanatory materials to the standard notification form in principle at least 10 days prior to the scheduled date of the monthly meeting. However, this shall not apply for matters requiring confidential handling etc.

(2)	The relevant divisions shall create explanatory materials in the Japanese and English languages, with the Japanese version considered the true copy.

2. Conduct of proposals and reports

Even if annual plan has received blanket approval from the Board of Directors, in implementing matters contained therein, such matters shall be submitted to the Board of Directors individually as the individual Board Resolution Matters and Board Reporting Matters in accordance with the category of item.

(2)

Board Resolution Matters shall, if necessary, be deliberated and reviewed by the Business Review Committee, the Portfolio Review Committee or the Audit, Risk and Compliance Committee, be circulated for comment or complete other procedures in advance of referral.

(3)	Proposals that span multiple Board Resolution Matters or Board Reporting Matters may for convenience be proposed or reported as a single item.

(4)	The proposers/reporters of the Board Resolution Matters and Board Reporting Matters may, if necessary, cause other directors or employees to make proposals or reports.

(5)

Global General Counsel shall, at the instruction of the Chair of the Board of Directors meeting, provide the following secretarial services with respect to resolution by and report to the Board of Directors.

i)	Consult and coordinate with the Corporate Strategy Department and other relevant divisions/departments regarding actual operation of the bylaws

ii)	Select and implement matters for written reporting pursuant to Article 10 of the bylaws

iii)	Provide follow-up reports to the Board of Directors when instructed by the Board of Directors to conduct further studies and investigations

iv)	When appropriate, report to the Board of Directors concerning reporting items on behalf of the relevant division without requiring the attendance of the relevant division head

(6)

With regard to items in foreign currency, the monetary criteria is applied based on the amount converted into yen using Annual Plan Rate fixed at formulation of annual plan, provided, however, the modified rate shall be used in the case that an additional guidance setting such modified rate is provided due to exchange fluctuations during the fiscal term.

Chapter 2: Creation of minutes

1. Confidentiality

All parties involved in the preparation, circulation and keeping of minutes shall pay strict attention to the confidentiality of all relevant matters.

2. Preparation of draft minutes

Japan Legal shall prepare draft minutes.

(2)	Draft minutes shall in principle be prepared as quickly as possible, subject to confidentiality considerations.

3. Circulation and signing of draft minutes

Draft minutes shall be circulated to all directors. Thereafter, Japan Legal shall affix the seal of the directors and corporate auditors to the minutes on their behalf.

4. Keeping minutes

Japan Legal at Osaka head office shall keep the original copy of the minutes with a duplicate copy retained by Japan Legal at Tokyo head office.

(2)

Original and duplicate copies of the minutes shall be retained in perpetuity. In the event that a translation is prepared of draft minutes for circulation pursuant to Paragraph 3 above, the translation of the draft minutes shall also be kept in perpetuity.

5. Publication of copies and extracts

Copies and/or extracts of minutes may be submitted in accordance with the judgment of Global General Counsel when required by governmental authorities, securities exchanges, banks or other business transaction counterparties etc.

Supplementary provisions

These procedures shall apply mutatis mutandis to the preparation, circulation, and affixing the seal to the minutes of General Meetings of Shareholders, but retention shall be treated as shown below.

	Division	Retention period
Original	Japan Legal at Osaka Head Office	Perpetuity
Copy	Japan Legal at Tokyo Head Office	Perpetuity
Duplicate (Note)	Japan Legal at Tokyo Head Office	5 years

(Note)	The purpose for this retention is to fulfill the obligation as the branch office under the Companies Act.

End of Document